Exhibit 99.1

August 4, 2022

Ring Energy Announces Results For Second Quarter of 2022

Sales Volumes at Higher End of Guidance Driving Increased Guidance for the Full Year

THE WOODLANDS, Texas, Aug. 04, 2022 (GLOBE NEWSWIRE) -- Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the second quarter of 2022. In addition, Ring provided third quarter guidance and increased its full year 2022 sales volumes outlook.

Second Quarter 2022 Highlights

●	Recorded quarterly sales revenue of $85.0 million, which was the highest in the Company’s history;

●	Produced sales volumes of 9,341 barrels of oil equivalent per day (“Boe/d”) (86% oil) were 5% higher than the first quarter of 2022 and at the higher end of Ring’s guidance range of 9,000 to 9,400 Boe/d (86% oil);

●	Increased Net Income nearly six-fold to $41.9 million, or $0.32 per diluted share, from $7.1 million, or $0.06 per diluted share, for the first quarter of 2022;

●	Reported Adjusted Net Income[1] of $31.3 million, or $0.29 per share, which was a 40% increase from $22.3 million, or $0.22 per share, in the first quarter of 2022;

●	Increased Adjusted EBITDA[1] by 33% to $47.4 million from $35.6 million for the first quarter of 2022;

	o	Represents the highest level of quarterly Adjusted EBITDA in the Company’s history:

	o	Adjusted EBITDA was $82.9 million in first half of 2022, which was nearly equal to the $83.3 million generated in full year 2021;

●	Generated Cash Flow from Operations[1] of $44.3 million and Free Cash Flow[1] of $2.5 million;

●	Paid down $10.0 million of debt on the Company’s revolving credit facility;

	o	Reduced the debt to trailing 12-month Adjusted EBITDA (”Leverage”) ratio to 2.1x compared to 3.5x at year end 2021;

	o	Increased liquidity to $81.5 million, a 32% increase from year-end 2021;

●	Drilled nine wells, placed on production seven wells (two of which were drilled in first quarter), and began the completion process on four wells – all on the Company’s

●	Northwest Shelf (“NWS”) acreage;

●	Converted four wells (three in the NWS and one in the Central Basin Platform (“CBP”)) from downhole electrical submersible pumps to rod pumps (“CTRs”), thereby reducing costly workovers and long-term operating costs; and

●	Provided third quarter guidance and an improved outlook for full year sales volumes and operating costs, while leaving capital spending guidance unchanged.

1 A non-GAAP financial measure; see “Non- GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.

Subsequent Events

On July 5, 2022, the Company announced it had entered into an agreement to acquire (the “Transaction”) the assets of privately-held Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP (collectively, “Stronghold”). Stronghold’s operations are focused on the development of approximately 37,000 net acres in the Permian Basin’s CBP, where Ring also conducts operations. The effective date of the Transaction is June 1, 2022 and closing is anticipated during the third quarter. As a result, the impact from the Transaction will not be included in Ring’s financial and operational results until following the closing of the transaction.

Management Commentary

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “The continued strong performance of our drilling and completions program, bolstered by significantly higher commodity prices, enhanced our second quarter results and led to record quarterly revenue and Adjusted EBITDA. Adjusted EBITDA increased 33% from this year’s first quarter and we have generated nearly as much Adjusted EBITDA in the first half of 2022 as we did in the entire prior year. We also generated Free Cash Flow for the 11 th consecutive quarter, as well as reduced debt by $10 million. We have now paid down $20 million in debt in 2022 and lowered our leverage ratio to 2.1x, which was almost a full turn and a half lower than at year-end 2021. We believe our strong operational and financial results for this quarter clearly reflect the merits of our value-focused and proven strategy and is a direct reflection of the hard work of our workforce. I want to thank our entire team for their dedication and commitment to generating value for our stockholders.”

Mr. McKinney continued, “During the second quarter, our development program was focused on our NWS acreage on which we drilled nine wells, completed and placed on production seven wells, and initiated the completion of four additional wells. I am pleased to report that our production results from the wells brought online in the second quarter have met or exceeded our expectations, and we will continue to leverage industry-leading drilling and completion technologies that best exploit the unique geologic opportunities afforded by our attractive acreage. We intend to drill seven to nine wells and complete eight to ten wells during the third quarter and have increased our full year sales volumes guidance to reflect the enhanced performance of our capital spending program.”

Mr. McKinney concluded, “In the coming weeks, we look forward to completing the Stronghold acquisition and providing additional details regarding our combined outlook. The Transaction strategically enhances our size and scale, complements our existing operations, materially grows our long-term inventory of high rate-of-return projects, and is immediately accretive on all key metrics. The credit facility will provide new benefits to our stockholders, including the ability to pay dividends and buy back stock in the future under certain conditions. The Ring team has extensive experience operating these types of stacked-pay, multi-zone assets and consider this opportunity as ‘going home to our roots’. Through the acquisition, we expect to nearly double production, reserves and projected Free Cash Flow, lower our lifting costs, and optimize our future capital spending program. The result will be an enhanced financial position that accelerates our ability to pay down debt, which will benefit our stockholders and allow Ring to more effectively and profitably grow our business.”

Financial Overview: For the second quarter of 2022, the Company reported net income of $41.9 million, or $0.32 per diluted share, which included a $12.2 million before tax non-cash unrealized commodity derivative gain and $1.9 million in before tax share-based compensation. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $31.3 million, or $0.29 per share. In the first quarter of 2022, the Company reported net income of $7.1 million, or $0.06 per diluted share, which included a $13.5 million before tax non-cash unrealized commodity derivative loss and $1.5 million in before tax share-based compensation. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $22.3 million, or $0.22 per share. In the second quarter of 2021, Ring reported a net loss of $ 15.9 million, or $0.16 per diluted share, which included a $22.8 million before tax non-cash unrealized commodity derivative loss, and $0.4 million in before tax share-based compensation. Excluding the estimated after -tax impact of these adjustments, Adjusted Net Income in the second quarter of 2021 was $7.3 million, or $0.07 per share.

Adjusted EBITDA grew by 33% to $47.4 million for the second quarter of 2022 from $35.6 million in the first quarter of 2022, with the increase primarily driven by higher realized pricing and sales volumes. Second quarter of 2021 Adjusted EBITDA was $20.6 million.

Free Cash Flow was $2.5 million for the second quarter of 2022 versus $12.6 million in the first quarter of 2022 and $5.6 million for the second quarter of 2021. Impacting Free Cash Flow for the second quarter of 2022 was the timing of capital spending for the Company’s 2022 drilling program.

Adjusted Net Income, Adjusted EBITDA, Cash Flow from Operations, and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”

Sales Volumes, Prices and Revenues: Sales volumes for the second quarter of 2022 were 9,341 Boe/d (86% oil), or 850,017 Boe, compared to 8,870 Boe/d (85% oil), or 798,262 Boe, for the first quarter of 2022, and 8,709 Boe/d (89% oil), or 792,551 Boe, in the second quarter of 2021 – a 5% and 7% increase, respectively, on a Boe/d basis. Second quarter 2022 sales volumes were comprised of 729,484 barrels (“Bbls”) of oil and 723,196 thousand cubic feet (“Mcf”) of natural gas.

For the second quarter of 2022, the Company realized an average sales price of $109.24 per barrel of crude oil (before the impact of hedging) and $7.29 per Mcf for natural gas. The combined average realized sales price for the period was $99.95 per Boe, up 17% from $85.41 per Boe for the first quarter of 2022, and 66% higher than $60.26 per Boe in the second quarter of 2021. The average oil price differential the Company experienced from WTI NYMEX futures pricing in the second quarter of 2022 was a positive $0.81 per barrel of crude oil, while the average natural gas price differential from NYMEX futures pricing was a negative $0.23 per Mcf.

Revenues were $85.0 million for the second quarter of 2022 compared to $68.2 million for the first quarter of 2022 and $47.8 million for the second quarter of 2021. Primarily driving the comparative period increases of 25% and 78%, respectively, were higher realized oil and natural gas pricing as well as increased oil sales volumes.

Lease Operating Expense (“LOE”): LOE, which includes expensed workovers and facilities maintenance, was $8.3 million, or $9.77 per Boe, in the second quarter of 2022 versus $9.0 million, or $11.22 per Boe, in first quarter of 2022 and $7.4 million, or $9.37 per Boe, for the second quarter of 2021. Primarily contributing to the sequential decrease in second quarter 2022 LOE was a lower level of workover expense.

Gathering, Transportation and Processing (“GTP”) Costs: GTP costs, which are associated with natural gas sales, were $0.65 per Boe in the second quarter of 2022 versus $1.62 per Boe in the first quarter and $1.13 per Boe in the second quarter of 2021. Due to a contractual change effective May 1, 2022, the Company no longer maintains ownership and control of the natural gas through processing. As a result, GTP costs moving forward will be reflected as a reduction to the natural gas sales price and not as an expense line item.

Ad Valorem Taxes: Ad valorem taxes were $1.12 per Boe for the second quarter of 2022 compared to $1.19 per Boe in the first quarter of 2022 and $0.89 per Boe for the second quarter of 2021. The year-over-year quarterly increase was primarily due to higher commodity prices.

Production Taxes: Production taxes were $4.89 per Boe in the second quarter of 2022 compared to $4.03 per Boe in the first quarter of 2022 and $2.77 per Boe in first quarter of 2021. Production taxes remained steady at 4.5% to 5.0% of revenue for all three periods.

Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $12.65 per Boe in the second quarter of 2022 versus $12.25 per Boe for the first quarter of 2022 and $11.70 per Boe in the second quarter of 2021. Asset retirement obligation accretion was $0.22 per Boe in the second quarter of 2022 compared to $0.24 per Boe for the first quarter of 2022 and $0.23 per Boe in the second quarter of 2021.

Operating Lease Expense: Operating lease expense was $83,590 for the second and first quarters of 2022, and $84,790 in the second quarter of 2021. Operating lease expenses are primarily associated with the Company’s office leases.

General and Administrative Expenses (“G&A”): G&A, excluding share-based compensation, was $3.9 million, or $4.63 per Boe, for the second quarter of 2022 versus $4.0 million, or $5.01 per Boe, for the first quarter of 2022 and $3.4 million, or $4.30 per Boe, in the second quarter of 2021.

Interest Expense: Interest expense was $3.3 million in the second quarter of 2022 versus $3.4 million for the first quarter of 2022 and $3.7 million for the second quarter of 2021. Interest expense decreased for both comparative periods substantially due to a lower average daily balance of long-term debt.

Derivative (Loss) Gain: In the second quarter of 2022, Ring recorded a net loss of $7.4 million on its commodity derivative contracts, including a realized $19.6 million cash commodity derivative loss and an unrealized $12.2 million non-cash commodity derivative gain. This compared to a net loss of $27.6 million in the first quarter of 2022, including a realized $14.1 million cash commodity derivative loss and an unrealized $13.5 million non-cash commodity derivative loss, and a net loss of $35.3 million in the second quarter of 2021, including a realized $12.5 million cash commodity derivative loss and an unrealized $22.8 million non-cash commodity derivative loss.

The Company does not have any hedges in place on its natural gas production. To date in 2022, the Company added the following crude oil derivative positions (through August 4, 2022):

Date Entered Into	Production Period	Instrument	Average Daily Volumes	Weighted Avg. Swap Price	Strike Price	Deferred Premium	Put Price	Call Price
Crude Oil - WTI			(Bbls)	(per Bbl)
02/01/2022	02/01/2022 - 12/31/2022	Swaps	1,000	$81.53
06/28/2022	07/01/2022 - 09/30/2022	Put Options	1,000		$107.90	$6.95
06/28/2022	10/01/2022 - 12/31/2022	Put Options	1,000		$100.60	$11.71
06/28/2022	01/01/2023 - 03/31/2023	Put Options	1,000		$95.75	$13.96
06/28/2022	04/01/2023 - 06/30/2023	Put Options	1,000		$92.70	$15.20
06/28/2022	07/01/2023 - 09/30/2023	Put Options	1,000		$90.00	$16.00
06/28/2022	10/01/2023 - 12/31/2023	Put Options	1,000		$87.70	$16.53
06/29/2022	01/01/2023 - 03/31/2023	Put Options	500		$95.25	$14.25
06/29/2022	04/01/2023 - 06/30/2023	Put Options	500		$91.85	$15.58
06/29/2022	07/01/2023 - 09/30/2023	Put Options	500		$89.10	$16.45
06/29/2022	10/01/2023 - 12/31/2023	Put Options	500		$86.90	$16.93
06/29/2022	01/01/2024 - 03/31/2024	Put Options	500		$84.70	$17.15
06/29/2022	04/01/2024 - 06/30/2024	Put Options	500		$82.80	$17.49
07/01/2022	01/01/2023 - 03/31/2023	Put Options	1,000		$91.00	$13.79
07/01/2022	04/01/2023 - 06/30/2023	Put Options	1,000		$88.00	$15.32
07/08/2022	07/01/2022 - 09/30/2022	Put Options	500		$100.30	$6.69
07/08/2022	10/01/2022 - 12/31/2022	Put Options	500		$92.60	$12.02
07/08/2022	01/01/2023 - 03/31/2023	Put Options	500		$87.70	$14.35
07/25/2022	01/01/2024 - 03/31/2024	Collars	1,000				$70.00	$86.00
07/25/2022	04/01/2024 - 06/30/2024	Collars	1,000				$70.00	$83.40
07/25/2022	07/01/2024 - 09/30/2024	Collars	1,000				$70.00	$81.20

A full listing of the Company’s current outstanding crude oil derivative positions is included in the tables shown later in this release.

Income Tax: The Company recorded a non-cash income tax provision of $1,472,209 in the second quarter of 2022, compared to a provision of $78,752 in the first quarter of 2022 and $190,644 for the second quarter of 2021.

Balance Sheet and Liquidity: Total liquidity at the end of the second quarter of 2022 was $81.5 million, a 32% increase from December 31, 2021 and up 58% from June 30, 2021. Liquidity at June 30, 2022 consisted of cash and cash equivalents of $2.2 million and $79.2 million of availability under Ring’s revolving bank credit facility, which includes a reduction of $0.8 million for letters of credit. On June 30, 2022, the Company had $270.0 million in borrowings outstanding on its revolving credit facility that has a current borrowing base of $350.0 million. Ring paid down $10.0 million of debt during the second quarter of 2022 and is targeting further debt reduction during the remainder of the year depending on market conditions, the timing of capital spending and other considerations. Ring is currently in compliance with all applicable covenants under its revolving credit facility agreement.

In early April 2022, a total of 6.5 million of the Company’s common warrants were exercised at a price of $0.80 per warrant. Accordingly, second quarter results reflect the issuance of 6.5 million shares of common stock and the receipt of $5.2 million of cash. There are currently approximately 23 million common warrants that remain unexercised.

Capital Expenditures: During the second quarter of 2022, capital expenditures on an accrual basis were $41.8 million as the Company drilled nine wells, completed seven wells, and began the completion process on four wells – all in the NWS. Two of the wells completed were 1.0- mile horizontal wells that were drilled in the first quarter with a working interest of 100%. In addition, the Company drilled and completed three 1-mile horizontal wells with a working interest of 100% and two 1.5 -mile horizontal wells with a working interest of approximately 98.7%. Ring also drilled and accelerated the completion process of four 1.0- mile horizontal wells (previously anticipated for the third quarter) that were placed online in early July. Two of the wells have a working interest of 100%, one has a working interest of 87.5%, and the fourth has a working interest of 75%. During the second quarter of 2022, the Company also performed four CTR projects, including three in the NWS and one in the CBP.

2022 Capital Investment, Sales Volumes, and Operating Expense Guidance

For full year 2022, excluding the impact of the pending Stronghold acquisition, Ring reiterates its previous standalone outlook of total capital spending in the range of $ 120 million to $140 million, which includes the estimated cost to drill 25 to 33 horizontal wells and complete 25 to 30 horizontal wells. Ring’s full year capital spending outlook includes targeted well reactivations, workovers, infrastructure upgrades, and continuing its CTR program. Also included in the full year estimate is anticipated spending for leasing, contractual drilling obligations and non -operated drilling, completion and capital workovers. Based on the $130 million mid-point of spending guidance, the Company expects the following estimated allocation of capital investment, including:

●	82% for drilling, completion, and related equipment and facilities;

●	13% for CTRs, recompletions and capital workovers; and

●	5% for land, non-operated capital and other investments.

The Company remains focused on generating free cash flow in 2022, after all expenses, costs and capital expenditures. All 2022 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess free cash flow is currently targeted for further debt reduction. The combination of anticipated growth in Adjusted EBITDA resulting from higher prices and growth in sales volumes, along with planned further debt reduction, is expected to significantly reduce Ring’s leverage ratio by year-end 2022.

Supported by the success of its targeted development program and continued focus on operational excellence, the Company has increased its full year 2022 sales volumes forecast to 9,300 to 9,700 Boe/d (86% oil), compared with its prior full year 2022 guidance of 9,000 to 9,600 Boe/d. Ring currently expects third quarter 2022 sales volumes to range between 9,500 and 9,900 Boe/d (86% oil).

The guidance in the table below represents the Company's current good faith estimate of the range of likely future results for the full year and third quarter of 2022. Guidance could be affected by the factors discussed below in the "Safe Harbor Statement" section.

	Full Year	Q3
	2022	2022
Sales Volumes:
Total (Boe/d)	9,300 - 9,700	9,500 - 9,900
Oil (Bo/d)	8,000 - 8,400	8,200 - 8,600

Capital Program:
Capital spending(1) (millions)	$120 - $140	$35 - $39

Number of new wells drilled	25 - 33	7 - 9
Number of new wells completed and online	25 - 30	8 - 10

Operating Expenses:
LOE (per Boe)	$10.25 - $11.25	$10.25 - $11.50

(1) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well reactivations, workovers, infrastructure upgrades, and continuing the Company's successful CTR program in its NWS and CBP areas. Also included is anticipated spending for lease costs, contractural drilling obligations and non-operated drilling, completion and capital workovers.

Investor Conference Participation

The Company will be participating in EnerCom Denver in Denver, Colorado where Chairman and Chief Executive Officer Paul McKinney is scheduled to make a presentation on Monday, August 8, 2022 at 1:55 pm Mountain Time.

Senior management will also host one-on -one meetings with investors. The presentation will be webcast live and archived on Ring’s website, www.ringenergy.com, in the “Investors” section. An updated investor slide deck will be posted in the “Investors” section of Ring’s website under “Presentations” by Monday, August 8, 2022.

Conference Call Information

Ring will hold a conference call on Friday, August 5, 2022 at 11:00 a.m. Eastern Time to discuss its second quarter 2022 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.

To participate in the conference call, interested parties should dial 833- 953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy Second Quarter 2022 Earnings Conference Call”. International callers may participate by dialing 412-317 -5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10- K for the fiscal year ended December 31, 2021, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

Al Petrie Advisors

Al Petrie, Senior Partner

Phone: 281-975-2146

Email: apetrie@ringenergy.com

RING ENERGY, INC.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Oil and Natural Gas Revenues	$84,961,875	$68,181,032	$47,760,102	$153,142,907	$87,262,634

Costs and Operating Expenses
Lease operating expenses	8,301,443	8,953,165	7,424,488	17,254,608	15,651,063
Gathering, transportation and processing costs	549,389	1,296,858	897,166	1,846,247	1,832,185
Ad valorem taxes	949,239	951,954	703,775	1,901,193	1,441,026
Oil and natural gas production taxes	4,157,457	3,218,362	2,198,339	7,375,819	4,051,101
Depreciation, depletion and amortization	10,749,204	9,781,287	9,275,126	20,530,491	17,383,284
Asset retirement obligation accretion	186,303	188,242	184,013	374,545	377,757
Operating lease expense	83,590	83,590	84,790	167,180	356,307
General and administrative expense (including share-based compensation)	5,832,302	5,522,277	3,757,152	11,354,579	6,670,143

Total Costs and Operating Expenses	30,808,927	29,995,735	24,524,849	60,804,662	47,762,866

Income from Operations	54,152,948	38,185,297	23,235,253	92,338,245	39,499,768

Other Income (Expense)
Interest income	-	-	1	-	1
Interest expense	(3,279,299)	(3,398,361)	(3,654,529)	(6,677,660)	(7,396,498)
Loss on derivative contracts	(7,457,018)	(27,596,141)	(35,277,240)	(35,053,159)	(66,865,879)

Net Other Expense	(10,736,317)	(30,994,502)	(38,931,768)	(41,730,819)	(74,262,376)

Income (Loss) Before Provision for Income Taxes	43,416,631	7,190,795	(15,696,515)	50,607,426	(34,762,608)

(Provision For) Benefit From Income Taxes	(1,472,209)	(78,752)	(190,644)	(1,550,961)	(190,644)

Net Income (Loss)	$41,944,422	$7,112,043	$(15,887,159)	$49,056,465	$(34,953,252)

Basic Earnings (Loss) per Share	$0.39	$0.07	$(0.16)	$0.47	$(0.35)
Diluted Earnings (Loss) per Share	$0.32	$0.06	$(0.16)	$0.39	$(0.35)

Basic Weighted-Average Shares Outstanding	106,390,776	100,192,562	99,300,458	103,291,669	99,197,160
Diluted Weighted-Average Shares Outstanding	130,597,589	124,004,178	99,300,458	126,251,705	99,197,160

RING ENERGY, INC.

Condensed Operating Data

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Net sales volumes:
Oil (Bbls)	729,484	676,215	702,408	1,405,699	1,312,529	(2)
Natural gas (Mcf)	723,196	732,283	540,857	1,455,479	1,178,666
Total oil and natural gas (Boe) (1)	850,017	798,262	792,551	1,648,279	1,508,973
% Oil	86%	85%	89%	85%	87%
Average daily equivalent sales (Boe/d)	9,341	8,870	8,709	9,107	8,337

Average realized sales prices:
Oil ($/Bbl)	$109.24	$93.80	$65.00	$101.81	$61.74
Natural gas ($/Mcf)	7.29	6.49	3.90	6.89	5.28
Barrel of oil equivalent ($/Boe)	$99.95	$85.41	$60.26	$92.91	$57.83

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$9.77	$11.22	$9.37	$10.47	$10.37
Gathering, transportation and processing costs	0.65	1.62	1.13	1.12	1.21
Ad valorem taxes	1.12	1.19	0.89	1.15	0.95
Oil and natural gas production taxes	4.89	4.03	2.77	4.47	2.68
Depreciation, depletion and amortization	12.65	12.25	11.70	12.46	11.52
Asset retirement obligation accretion	0.22	0.24	0.23	0.23	0.25
Operating lease expense	0.10	0.10	0.11	0.10	0.24
General and administrative expense (including share-based compensation)	6.86	6.92	4.74	6.89	4.42
General and administrative expense (excluding share-based compensation)	4.63	5.01	4.30	4.81	3.95

(1)	Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil and natural gas may differ significantly.

(2)	Includes 379 barrels of skim oil.

RING ENERGY, INC.

Balance Sheets

	(Unaudited)
	June 30,	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$2,223,289	$2,408,316
Accounts receivable	39,496,928	24,026,807
Joint interest billing receivable	1,350,134	2,433,811
Derivative assets	1,353,196	-
Prepaid expenses and other assets	3,205,746	938,029
Total Current Assets	47,629,293	29,806,963

Properties and Equipment
Oil and natural gas properties subject to amortization	945,521,085	883,844,745
Financing lease asset subject to depreciation	2,067,375	1,422,487
Fixed assets subject to depreciation	2,044,709	2,089,722
Total Properties and Equipment	949,633,169	887,356,954
Accumulated depreciation, depletion and amortization	(255,274,309)	(235,997,307)
Net Properties and Equipment	694,358,860	651,359,647

Operating lease asset	1,140,886	1,277,253
Derivative assets	785,389	-
Deferred financing costs	1,324,918	1,713,466

TOTAL ASSETS	$745,239,346	$684,157,329
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$64,262,609	$46,233,452
Financing lease liability	407,031	316,514
Operating lease liability	301,339	290,766
Derivative liabilities	32,700,566	29,241,588
Notes payable	894,295	586,410
Total Current Liabilities	98,565,840	76,668,730

Non-Current Liabilities
Deferred income taxes	1,641,253	90,292
Revolving line of credit	270,000,000	290,000,000
Financing lease liability, less current portion	667,456	343,727
Operating lease liability, less current portion	983,995	1,138,319
Asset retirement obligations	15,373,543	15,292,054
Total Non-Current Liabilities	288,666,247	306,864,392

Total Liabilities	387,232,087	383,533,122

Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - $0.001 par value; 225,000,000 shares authorized; 107,236,111 shares and 100,192,562 shares issued and outstanding, respectively	107,236	100,193
Additional paid-in capital	561,791,836	553,472,292
Accumulated deficit	(203,891,813)	(252,948,278)
Total Stockholders' Equity	358,007,259	300,624,207

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$745,239,346	$684,157,329

RING ENERGY, INC.
Statements of Cash Flows
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021
Cash Flows From Operating Activities
Net income (loss)	$41,944,422	$7,112,043	$(15,887,159)	$49,056,465	$(34,953,252)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	10,749,203	9,781,287	9,275,126	20,530,490	17,383,284
Asset retirement obligation accretion	186,303	188,242	184,013	374,545	377,757
Amortization of deferred financing costs	189,274	199,274	147,224	388,548	330,251
Share-based compensation	1,899,245	1,521,910	351,775	3,421,155	707,269
Deferred income tax (benefit) expense	1,485,022	65,939	47,967	1,550,961	(1,744,175)
Excess tax (benefit) expense related to share-based compensation	-	-	142,677	-	1,934,819
Loss on derivative contracts	7,457,018	27,596,141	35,277,240	35,053,159	66,865,879
Cash paid for derivative settlements, net	(19,617,265)	(14,115,501)	(12,436,333)	(33,732,766)	(18,357,124)
Changes in assets and liabilities:
Accounts receivable	(4,315,730)	(10,078,098)	(704,568)	(14,393,828)	(6,673,307)
Prepaid expenses and other assets	(2,470,602)	202,885	(1,346,762)	(2,267,717)	(1,181,562)
Accounts payable	4,328,968	2,519,011	2,365,612	6,847,979	8,659,118
Settlement of asset retirement obligation	(1,113,208)	(553,368)	(1,093,816)	(1,666,576)	(1,338,277)

Net Cash Provided by Operating Activities	40,722,650	24,439,765	16,322,996	65,162,415	32,010,680

Cash Flows From Investing Activities
Payments to purchase oil and natural gas properties	(383,003)	(360,848)	(178,718)	(743,851)	(437,688)
Payments to develop oil and natural gas properties	(35,793,923)	(13,860,249)	(10,824,079)	(49,654,172)	(22,723,018)
Purchase of fixed assets subject to depreciation	(81,646)	(10,114)	(41,442)	(91,760)	(60,903)
Sale of fixed assets subject to depreciation	126,100	8,500	-	134,600	-
Proceeds from divestiture of oil and natural gas properties	25,066	-	-	25,066	2,000,000

Net Cash Used in Investing Activities	(36,107,406)	(14,222,711)	(11,044,239)	(50,330,117)	(21,221,609)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	40,500,000	10,000,000	6,900,000	50,500,000	19,900,000
Payments on revolving line of credit	(50,500,000)	(20,000,000)	(11,900,000)	(70,500,000)	(32,400,000)
Proceeds from issuance of common stock and warrants	5,163,126	-	80,000	5,163,126	241,269
Payments to cover tax withholdings	(257,694)	-	-	(257,694)	-
Proceeds from notes payable	928,626	-	909,467	928,626	909,467
Payments on notes payable	(253,360)	(367,381)	(151,317)	(620,741)	(151,317)
Payment of deferred financing costs	-	-	(76,887)	-	(76,887)
Reduction of financing lease liabilities	(111,864)	(118,778)	(70,288)	(230,642)	(119,995)

Net Cash Used in Investing Activities	(4,531,166)	(10,486,159)	(4,309,025)	(15,017,325)	(11,697,463)

Net (Decrease) Increase in Cash	84,078	(269,105)	969,732	(185,027)	(908,392)
Cash at Beginning of Period	2,139,211	2,408,316	1,700,510	2,408,316	3,578,634

Cash at End of Period	$2,223,289	$2,139,211	$2,670,242	$2,223,289	$2,670,242

RING ENERGY, INC.

Financial Commodity Derivative Positions

As of August 4, 2022

			Average Daily		Weighted Avg.	Strike	Deferred	Put	Call
Date Entered Into	Production Period	Instrument	Volumes		Swap Price	Price	Premium	Price	Price
Crude Oil - WTI			(Bbls)		(per Bbl)
12/04/2020	Calendar year 2022	Swaps	500		$44.22
12/07/2020	Calendar year 2022	Swaps	500		$44.75
12/10/2020	Calendar year 2022	Swaps	500		$44.97
12/17/2020	Calendar year 2022	Swaps	250		$45.98
01/04/2021	Calendar year 2022	Swaps	250		$47.00
02/04/2021	Calendar year 2022	Swaps	250		$50.05
05/11/2021	Calendar year 2022	Swaps	879	(1)	$49.03
02/01/2022	02/01/2022 - 12/31/2022	Swaps	1,000		$81.53
06/28/2022	07/01/2022 - 09/30/2022	Put Options	1,000			$107.90	$6.95
06/28/2022	10/01/2022 - 12/31/2022	Put Options	1,000			$100.60	$11.71
06/28/2022	01/01/2023 - 03/31/2023	Put Options	1,000			$95.75	$13.96
06/28/2022	04/01/2023 - 06/30/2023	Put Options	1,000			$92.70	$15.20
06/28/2022	07/01/2023 - 09/30/2023	Put Options	1,000			$90.00	$16.00
06/28/2022	10/01/2023 - 12/31/2023	Put Options	1,000			$87.70	$16.53
06/29/2022	01/01/2023 - 03/31/2023	Put Options	500			$95.25	$14.25
06/29/2022	04/01/2023 - 06/30/2023	Put Options	500			$91.85	$15.58
06/29/2022	07/01/2023 - 09/30/2023	Put Options	500			$89.10	$16.45
06/29/2022	10/01/2023 - 12/31/2023	Put Options	500			$86.90	$16.93
06/29/2022	01/01/2024 - 03/31/2024	Put Options	500			$84.70	$17.15
06/29/2022	04/01/2024 - 06/30/2024	Put Options	500			$82.80	$17.49
07/01/2022	01/01/2023 - 03/31/2023	Put Options	1,000			$91.00	$13.79
07/01/2022	04/01/2023 - 06/30/2023	Put Options	1,000			$88.00	$15.32
07/08/2022	07/01/2022 - 09/30/2022	Put Options	500			$100.30	$6.69
07/08/2022	10/01/2022 - 12/31/2022	Put Options	500			$92.60	$12.02
07/08/2022	01/01/2023 - 03/31/2023	Put Options	500			$87.70	$14.35
07/25/2022	01/01/2024 - 03/31/2024	Collars	1,000					$70.00	$86.00
07/25/2022	04/01/2024 - 06/30/2024	Collars	1,000					$70.00	$83.40
07/25/2022	07/01/2024 - 09/30/2024	Collars	1,000					$70.00	$81.20

(1) The notional quantity per the swap contract entered into May 11, 2021 is for 26,750 barrels of oil per month. The 879 represents the daily amount on an annual basis.

RING ENERGY, INC.

Non-GAAP Information

Certain financial information included in Ring’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Free Cash Flow” and “Cash Flow from Operations”. Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted Net Income

Adjusted Net Income does not include the estimated after-tax impact of share-based compensation, ceiling test impairment, and unrealized loss (gain) on change in fair value of derivatives. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021

		(Unaudited for All Periods)
Net Income (Loss)	$41,944,422	$7,112,043	$(15,887,159)	$49,056,465	$(34,953,252)
Share-based compensation	1,899,245	1,521,910	351,775	3,421,155	707,269
Unrealized loss (gain) on change in fair value of derivatives	(12,160,246)	13,480,640	22,840,907	1,320,393	48,508,755
Tax impact of adjusted items	(347,939)	164,305	-	145,314	-
Adjusted Net Income	$31,335,482	$22,278,898	$7,305,523	$53,943,327	$14,262,772
Basic Weighted-Average Shares Outstanding	106,390,776	100,192,562	99,300,458	103,291,669	99,197,160
Adjusted Net Income per Share	$0.29	$0.22	$0.07	$0.52	$0.14

Reconciliations of Adjusted EBITDA, Free Cash Flow and Cash Flow from Operations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost), capital expenditures and proceeds from divestiture of oil and natural gas properties. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non -GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net income (loss), a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Free Cash Flow, as both Adjusted EBITDA and Free Cash Flow are defined by the Company. In addition, a reconciliation of Cash Flow from Operations is presented.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021

		(Unaudited for All Periods)
Net Income (Loss)	$41,944,422	$7,112,043	$(15,887,159)	$49,056,465	$(34,953,252)

Interest expense, net	3,279,299	3,398,361	3,654,528	6,677,660	7,396,497
Unrealized loss (gain) on change in fair value of derivatives	(12,160,246)	13,480,640	22,840,907	1,320,393	48,508,755
Income tax provision (benefit)	1,472,209	78,752	190,644	1,550,961	190,644
Depreciation, depletion and amortization	10,749,204	9,781,287	9,275,126	20,530,491	17,383,284
Asset retirement obligation accretion	186,303	188,242	184,013	374,545	377,757
Share-based compensation	1,899,245	1,521,910	351,775	3,421,155	707,269

Adjusted EBITDA	$47,370,436	$35,561,235	$20,609,834	$82,931,670	$39,610,954

Adjusted EBITDA Margin	56%	52%	43%	54%	45%

Basic Weighted-Average Shares Outstanding	106,390,776	100,192,562	99,300,458	103,291,669	99,197,160

Adjusted EBITDA per Share	$0.45	$0.35	$0.21	$0.80	$0.40

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021

	(Unaudited for All Periods)
Adjusted EBITDA	$47,370,436	$35,561,235	$20,609,834	$82,931,670	$39,610,954

Net interest expense (excluding amortization of deferred financing costs)	(3,090,025)	(3,199,087)	(3,507,304)	(6,289,112)	(7,066,246)
Capital expenditures	(41,810,442)	(19,743,693)	(11,456,062)	(61,554,135)	(25,981,498)
Proceeds from divestiture of oil and natural gas properties	25,066	-	-	25,066	2,000,000

Free Cash Flow	$2,495,035	$12,618,455	$5,646,468	$15,113,489	$8,563,210

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2022	2022	2021	2022	2021

	(Unaudited for All Periods)
Net Cash Provided by Operating Activities	$40,722,650	$24,439,765	$16,322,996	$65,162,415	$32,010,680
Changes in operating assets and liabilities	3,570,572	7,909,570	779,534	11,480,142	534,028

Cash Flow from Operations	$44,293,222	$32,349,335	$17,102,530	$76,642,557	$32,544,708

Source: Ring Energy, Inc.